Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-229883 on Form S-3 of our reports dated February 26, 2019, relating to the consolidated financial statements of Vitamin Shoppe, Inc. and Subsidiary and the effectiveness of Vitamin Shoppe, Inc. and Subsidiary’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Vitamin Shoppe, Inc. for the year ended December 29, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

May 8, 2019